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                                                                    Exhibit 99.1

CODA ENERGY, INC NEWS RELEASE


                  CODA ANNOUNCES AMENDMENT TO MERGER AGREEMENT

     Dallas, Texas, December 22, 1995 ... Coda Energy, Inc. (NASDAQ-NMS: CODA) announced today that its Board of Directors, acting upon the recommendation of the Special Committee of the Board, has approved an amendment to the Company's Agreement and Plan of Merger with Joint Energy Development Investments Limited Partnership ("JEDI") and Coda Acquisition, Inc. ("CAI") relating to Coda's pending merger transaction with CAI, a subsidiary of JEDI. The amendment provides that the condition to the merger agreement requiring the sale of Coda's natural gas gathering and processing subsidiary, Taurus Energy Corp. ("Taurus"), is removed from the agreement and is no longer a condition to consummation of the merger. While Coda has held serious discussions with certain prospective buyers for Taurus for several months, the parties do not believe that Coda can achieve a timely sale of Taurus on acceptable terms. In exchange for removal of this condition, the Board has agreed to a reduction in the per share merger price from $8.00 per share to $7.75 per share. The action of the Board and the amendment to the Merger Agreement are subject to (i) negotiation and execution of amendments to certain other agreements relating to the Merger and (ii) confirmation from the independent financial advisor to the Special Committee that the revised merger price is fair to Coda's stockholders.

     Coda Energy, Inc. is an independent energy company primarily engaged in oil and gas acquisition, exploitation, development and production, including natural gas gathering, processing and extraction. Company headquarters are located in Dallas, Texas with principal operations in Texas, Oklahoma and Kansas. The Company's stock is traded on the NASDAQ National Market System under the symbol CODA. Additional information about Coda Energy, Inc. may be obtained by contacting the Company's Vice President and General Counsel, Joe Callaway, at Coda's headquarters, 5635 Pineland Drive, Suite 300, Dallas, Texas 75231, telephone number (214) 692-1800 or (800) 486-2632.

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